EXHIBIT (1)(3)
                               PURCHASE AGREEMENT


      AmSouth Mutual Funds (the "Group"), a Massachusetts business trust, hereby offers Winsbury Associates ("Winsbury"), an Ohio partnership, and Winsbury hereby purchases 1 series K unit of beneficial interest ("Share", representing interest in the AmSouth Government Income Fund) at a price of $10.00 per Share. Winsbury hereby acknowledges purchase of the Share and the Group hereby acknowledges receipt from Winsbury of funds in the amount of $10.00 in full payment for the Share.

      Winsbury represents and warrants to the Group that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 30th day of September, 1993.



ATTEST:                                  AMSOUTH MUTUAL FUNDS

/s/ Janna L. Bugliosi                    By:  /s/ J. David Huber
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    Janna L. Bugliosi                             J. David Huber


ATTEST:                                  WINSBURY ASSOCIATES

/s/ Charles L. Booth                     By:  /s/ Kenneth B. Quintenz
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    Charles L. Booth                              Kenneth B. Quintenz